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                                                                   EXHIBIT 10.10

                                 POWER CONTRACT
                                     Between

                           TENNESSEE VALLEY AUTHORITY
                                       And
                      UNITED STATES ENRICHMENT CORPORATION


               THIS CONTRACT, made and entered into as of October 12, 1995, between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing by virtue of the Tennessee Valley Authority Act of 1933, as amended, and UNITED STATES ENRICHMENT CORPORATION (USEC), a corporation created and existing by virtue of the Energy Policy Act of 1992;

                               W I T N E S S E T H:

               WHEREAS, USEC has been purchasing power from TVA under Power Contract DE-AC05-760R03761, TV-30614A, dated December 1, 1967, as amended (1967 Contract), providing for a portion of the supply of electric power for the operation of facilities in the Paducah Area (Paducah Project) leased by USEC from the United States Department of Energy (DOE); and

               WHEREAS, the parties wish to replace the 1967 Contract with a new contract under which TVA will continue to make non-firm power (NFP) available to USEC;

               NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, the parties mutually agree as follows:

SECTION 1 - AVAILABILITY OF POWER

        1.1 NFP. Subject to the other provisions of this contract, TVA shall make available and USEC may schedule NFP in such amounts as USEC requests and TVA, in its sole judgment, is able to supply.

        1.2 NFP Attachment. Various additional provisions governing the supply of NFP to USEC are set out in the attachment entitled "NFP Attachment," which is a




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        part of this contract. As used in the NFP Attachment, "Company" shall be deemed to refer to USEC.

SECTION 2 - TERM OF CONTRACT

        This contract shall become effective as of 0000 hours CST on January 1, 1996 and shall continue in effect through the meter reading time for the month of December 2005, unless sooner terminated by either party upon at least 90 days' written notice.

SECTION 3 - CONDITIONS OF DELIVERY

        3.1 Delivery Point. The delivery point for power and energy made available under this contract shall be the interconnection of TVA's 161-kV facilities and the 161-kV facilities leased by USEC in DOE's 161-kV substations, except as otherwise agreed from time to time. Each party will be responsible for providing, or causing to be provided, at its own expense all facilities on its side of the delivery point, except as otherwise agreed.

        3.2 Delivery Voltage. The power made available under this contract shall be delivered at a nominal voltage of 161,000 volts, subject to the provisions of section 1 of the attached Terms and Conditions. However, in lieu of the 7 percent voltage variation tolerance provided for in said section 1, except for temporary periods of abnormal operating conditions, voltage variations on the C-31 bus shall be within 5 percent of 161,000 volts and voltages at the C-33 bus and the C-37 bus shall be within 5 percent of mutually agreed voltages.

        3.3 Metering. TVA shall, at its expense, own and maintain metering equipment to measure the power and flow of energy between TVA and USEC as provided in section 3 of the attached Terms and Conditions. In addition, USEC shall (1) own (or lease) and maintain (or cause to be maintained) the necessary metering current and voltage transformers with conduit, secondary wiring, and auxiliary devices; (2) own (or lease) and maintain (or cause to be maintained) the metering panels and furnish suitable space thereon for TVA's equipment; and (3) make available to TVA




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        certified copies of calibration and test data on each instrument transformer.

        3.4 Interconnections and Load Coordination. It is recognized that in addition to TVA, Electric Energy, Inc. (EEInc.), provides power for the Paducah Project. The 161-kV facilities through which USEC takes delivery of power and energy for that project are electrically connected to TVA's and EEInc.'s 161-kV transmission facilities through DOE's buses and operated in parallel. It is also recognized that TVA's obligation in this respect shall be contingent upon (1) USEC's providing or causing to be provided, without expense to TVA, any special facilities which in TVA's judgment, and consistent with good utility practice, are necessary to permit efficient parallel operation and which TVA would not otherwise be justified in providing and (2) the existence of adequate contractual arrangements, mutually satisfactory to the parties and EEInc., for such parallel operation, including, without limitation, procedures for TVA and EEInc. to account and settle for any differences (resulting from scheduled transfers between them, from the physical characteristics of interconnected operations, or otherwise) between the amounts of power, energy, and reactive power physically delivered to USEC over TVA's own facilities and the amounts scheduled by USEC in accordance with this contract.

        It is further recognized that in accordance with the contractual arrangement between TVA and EEInc., TVA and EEInc. will regulate their hourly pro rata portion of USEC's total load. Under this contract, USEC will schedule NFP from TVA and, regardless of anything which may be construed to the contrary, TVA's obligation to supply the USEC load in any clock hour will be limited to the amount of NFP scheduled for that hour. It is further recognized that in the event TVA reduces a schedule for NFP, during the period of that reduction, TVA's obligation regarding power supply to the USEC load shall be limited to that portion of the NFP schedule not reduced. Similarly, if a schedule for NFP is discontinued by TVA, TVA has no obligation regarding power supply to the USEC load from TVA's system during any such period of discontinuance.




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SECTION 4 - MONTHLY PAYMENT OF CHARGES

        In accordance with the provisions of section 2 of the attached Terms and Conditions, Company shall pay TVA monthly for NFP scheduled under this contract (as such schedules may be modified, reduced, or discontinued in accordance with the provisions of this contract).

SECTION 5 - NOTICES

        5.1 Persons to Receive Notice. Any notice required by this contract shall be deemed properly given if mailed, postage prepaid, to the Power Manager, USEC, 6903 Rockledge Drive, Bethesda, MD 20817 on behalf of USEC; or to the Manager of Industrial Marketing, Tennessee Valley Authority, 2D Missionary Ridge Place, 1101 Market Street, Chattanooga, Tennessee 37402-2801, on behalf of TVA.

        5.2 Certain Notices May Be Oral. Notices between the authorized operating representatives of the parties may be oral, except for notice of termination under section 2 of this contract which must be in writing. Notices that may be oral shall be confirmed in writing.

        5.3 Changes in Persons to Receive Notice. The designation of the person to be so notified, or the address of such person, may be changed at any time and from time to time by any party by similar notice.

SECTION 6 - MUTUAL LIABILITY

        USEC and TVA each agree to indemnify the other against and save the other harmless from any and al claims by or liability to any other person arising out of the negligence of the indemnifying party or its agents or contractors.

SECTION 7 - OPERATION OF DOE'S FACILITIES LEASED BY USEC

        USEC's operation of DOE's 161-kV facilities will be in accordance with written operating procedures which are mutually satisfactory to TVA and USEC, and all its circuit breakers, relays, communication and




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        telemetering facilities, and related equipment connected directly or indirectly to TVA's system will at all times be operated and maintained in coordination with said system. All tests, settings, and adjustments on such equipment shall be subject to the approval of TVA. TVA shall have the privilege of having its engineers present when such tests, adjustments, or settings are made, or TVA, upon the request of USEC and at the expense of USEC, shall make the necessary tests, adjustments, or settings.

        USEC agrees that TVA shall be permitted to use the DOE 161-kV lines and buses leased by USEC which interconnect parts of TVA's system, together with associated facilities, for the purposes of delivering power under this contract and transferring other power between said parts of TVA's system.

SECTION 8 - RIGHTS-OF-ACCESS

        USEC shall cooperate with TVA in obtaining all easements and rights of access (at agreed upon locations) in, over, and across DOE property, including DOE property leased by USEC, which are necessary for TVA to install, operate, protect, maintain, repair, replace, and remove any of its facilities constructed for supplying power to the delivery point provided for under this contract or for transferring power between any of TVA's facilities and other facilities of TVA or those of other electric systems. However, USEC reserves the right to refuse access to restricted process areas and agree to perform at it sown expense any work which TVA is unable to perform because of lack of such access.

        USEC shall exercise reasonable care to avoid damaging TVA facilities and shall pay the cost of any necessary repairs or replacements in the event of loss of or damage to such facilities arising from its failure to exercise such reasonable care. Upon termination of this contract, TVA may, at its option and expense, remove any of its facilities.

        TVA shall exercise reasonable care, in the exercise of its rights under this section to avoid damaging




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        any USEC property (including DOE property leased by USEC) and shall pay the cost of any necessary repair or replacements in the event of loss of or damage to any such property arising from its failure to exercise such reasonable care.

SECTION 9 - TERMS AND CONDITIONS

        9.1 Incorporation. The attached Terms and Conditions are a part of this contract. As used in the Terms and Conditions, "Company" shall be deemed to refer to USEC.

        9.2 Metering. It is recognized that if Company requests additional tests under the second paragraph of section 3 of the Terms and Conditions, TVA will bear the expense of those tests if they do not show that the measurements are accurate within 1 percent fast or slow at the average load during the preceding 30 days. Further, it is recognized that the replacement, repair, or readjustment of metering equipment provided for under the last paragraph of said section 3 shall be at TVA's sole expense.

        9.3 Force Majeure. The force majeure billing relief provisions contained in subsection 4(c) of the Terms and Conditions shall not be applicable to NFP. Where Company is unable to utilize the amount of NFP scheduled because of the occurrence of a "force majeure" as defined in section 4 of the Terms and Conditions, the provisions of section E of the NFP attachment shall be applicable.

        9.4 Resale of Power. Notwithstanding the provisions of section 5 of the Terms and Conditions, USEC may furnish limited amounts of power to contractors and subcontractors performing work for USEC and/or DOE at the Paducah Project; provided, that USEC shall reimburse TVA for the amounts of any additional payments in lieu of taxes made by TVA under
        Section 13 of the TVA Act as amended, by reason of any resale of power by USEC. Use of power in the operation of production plants and associated facilities at the Paducah Project by others on behalf of USEC will not be considered a violation of section 5 of the Terms and Conditions.




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        9.5 Conflicts. In the event of any conflict between the body of this contract and the Terms and Conditions, the former shall control.

SECTION 10 - PREVIOUS CONTRACT

        10.1 Termination. Except to the extent provided in 10.2 below, the 1967 Contract shall terminate effective as of 0000 hours CST on January 1, 1996.

        10.2 Scheduled Transactions. Any transactions agreed upon by the parties under the provisions of Supplement 24 of the 1967 Contract and confirmed by them in writing prior to January 1, 1996, shall continue in full force and effect, subject to and in accordance with the provisions of said Supplement 24 and the other provisions of the 1967 Contract.




















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               IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed by their respective officers thereunto duly authorized as of the day and year first above written.



                                        TENNESSEE VALLEY AUTHORITY

                                        By:   /S/ John Edwards
                                            -----------------------------------
                                              Senior Vice President
                                              Customer Group

Attest:                                 UNITED STATES ENRICHMENT CORPORATION


                                        By:   /S/ George Rifakes
---------------------------                 -----------------------------------
Title:                                      Title: Executive Vice President
                                                   Operations




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